IPV CALCULATION AGREEMENT

        This Agreement is entered into as of August 28, 2007 (the "Effective Date"), by and between First Trust Advisors L.P. ("Customer"), an Illinois limited partnership, having its office at 1001 Warrenville Road, Suite 30D, Lisle, IL 60532, and Telekurs (USA) Inc. ("Telekurs"), a Delaware corporation, having its principal office at River Bend Center, One Omega Drive, Building 3, Stamford, CT 06907.


                                    RECITALS

        WHEREAS, Customer wishes to have Telekurs calculate and disseminate the Intra-Day Portfolio Values (the "IPVs") and certain static data for the funds listed on Schedule A, as the same may be amended from time to time (the "Funds") in the manner described herein; and

        WHEREAS, Telekurs is willing to calculate and disseminate such static data and IPVs for Customer and the Funds.

        NOW THEREFORE, in consideration of the fees payable under this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the following:

SECTION 1. CALCULATION AND DISSEMINATION.

     Section 1.1. Telekurs shall calculate or outsource to a competent professional third-party agent who will calculate on Telekurs' behalf the IPVs for the Funds, each being comprised of certain securities and cash or cash equivalents which are set forth in the daily portfolio composition files (the "Files") as published by the National Securities Clearing Corporation (NSCC) or provided by a third party service provider.

     Section 1.2. Telekurs shall calculate and disseminate each IPV to the applicable securities exchange provided on Schedule A (the "Exchange") in the manner described in Schedule B hereto (the "Calculation Services").

     Section 1.3. Customer shall notify Telekurs of any changes and corrections to the Files that could affect the calculation of the IPVs as soon as practicable after Customer becomes aware of such changes or corrections. Telekurs, using commercially reasonable efforts, shall incorporate into the IPVs such changes to the extent that such changes may be made within the scope of Telekurs' current calculation process as soon as practicable after receipt of such changes and, in any event, no later than 4:00 a.m. (Eastern Standard Time) the next business day following receipt of the changes from Customer. In the event Telekurs is unable to make changes to the IPVs in accordance with the timeframe specified in this Section 1.3, Telekurs shall keep Customer informed on a regular basis of the status of such changes and the estimated timeframe in which they will be made.

     Section 1.4. The parties may mutually agree to amend Schedule A from time to time to add additional Funds, which may include an increase in fees as set forth in Schedule C. Telekurs shall calculate the IPVs for the additional Funds as soon as commercially reasonable after receipt of the Files for the Funds. All terms and conditions herein shall apply with respect to any additional Funds added to Schedule A from time to time pursuant to this Section 1.4.

SECTION 2. FEES.

        For services provided under this Agreement, Customer shall pay to Telekurs the fees set out in Schedule C hereto at the time and in the manner described in such schedule.

SECTION 3. OWNERSHIP OF THE IPVS.

        Customer grants Telekurs a royalty free, non-exclusive, non-transferable license to use the Funds, including but not limited to the calculation methodology and component equities of the Funds, solely for the purpose of, in accordance with the terms and conditions of this Agreement, performing the obligations and exercising the rights set forth in this Agreement. Customer also grants Telekurs a royalty free, non-exclusive, non-transferable license to use the names, logos, trade names, and trademarks owned by Customer or its affiliates solely for the purposes of disseminating, publishing, displaying, and otherwise making commercial use of the IPVs, in accordance with the terms and conditions of this Agreement. No license is granted to use Customer's name, logos, trade names, and trademarks for any other use without the consent of Customer.

        Customer acknowledges that Telekurs owns all right, title, and interest to the IPVs created in connection with this Agreement, and may, by itself and/or through authorized third parties, disseminate, publish, display, and otherwise make commercial use of said IPVs.

        Telekurs grants Customer a royalty free, non-exclusive, non-transferable license to use Telekurs' trade name and registered trademark solely in materials referring or relating to the calculation services for the IPVs during the term of this Agreement and in accordance with the terms and conditions of this Agreement. No license is granted to use Telekurs' trade name or registered trademark for any other use, without the consent of Telekurs.

SECTION 4. NOTIFICATION OF ERRORS AND CORRECTION OF THE IPVS.

        Telekurs shall notify Customer of any errors or omissions in the IPVs promptly after Telekurs becomes aware of such errors or omissions and in any event, no later than ninety (90) minutes after Telekurs' discovery of the dissemination of the applicable IPV containing the error or omission if such errors or omissions occur during the hours listed on Schedule A hereto. Telekurs, using commercially reasonable efforts, shall correct any errors or omissions in any IPV to the extent that such corrections may be made within the scope of Telekurs' calculation process as soon as practicable after notification of such errors or omissions is sent to Customer and, in any event, no later than 4:00 a.m. (Eastern Standard Time) the next business day following dissemination of the applicable IPV containing the error or omission. In the event Telekurs is unable to correct any errors or omissions to the IPVs in accordance with the timeframe specified in this Section 4, Telekurs shall keep Customer informed on a regular basis of the status of such corrections and the estimated timeframe in which they will be made.

SECTION 5. NON-ENDORSEMENT, USE OF INTELLECTUAL PROPERTY.

     Section 5.1. Telekurs, by performing under this Agreement, does not express or imply any endorsement or approval of the IPVs, Funds or Customer. Customer will not make or publish any statement that Telekurs approves of or endorses the IPVs or the Funds.

     Section 5.2. Notwithstanding anything in this Agreement to the contrary, during the term of this Agreement (except for regulatory inquiries or proceedings) Customer may make or publish statements, including, but not limited to, in registration statements filed with the Securities and Exchange Commission, or any regulatory body or government agency, and in promotional, marketing or subscription materials of the Funds, that Telekurs prepares, calculates or disseminates IPVs for the Funds.

     Section 5.3. Other than as specifically permitted in this Agreement, neither party shall use the name, logo, trademark or trade name of the other party or any affiliate of the other party without the prior written consent of the other party.

SECTION 6. REPRESENTATIONS AND WARRANTIES, LIMITATION OF LIABILITY; INDEMNIFICATION.

     Section 6.1. Customer represents and warrants that all Funds shall be listed on a national securities exchange. The listing exchanges applicable to the Funds are set forth in Schedule A hereto.

     Section 6.2. Customer represents and warrants that with respect to the rights granted in Section 3, Customer either owns such rights or is a licensee under a license permitting Customer to grant such rights to Telekurs.

     Section 6.3. THE IPVS CALCULATED AND DISSEMINATED AND ANY OTHER DATA DISSEMINATED BY TELEKURS OR ANY OF ITS AFFILIATES OR AGENTS ARE FOR INFORMATIONAL PURPOSES ONLY AND ARE NOT INTENDED FOR TRADING PURPOSES. AS SUCH, THE IPVS AND OTHER DATA DISSEMINATED BY TELEKURS ARE PROVIDED ON AN "AS IS" BASIS. TELEKURS MAKES NO WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE IPVS, DATA OR INFORMATION COVERED BY THIS AGREEMENT, OR AS TO RESULTS TO BE ATTAINED BY CUSTOMER AND THE FUNDS OR OTHERS FROM THE USE OF THE IPVS OR DATA, INCLUDING, BUT NOT LIMITED TO, EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.

     Section 6.3. Customer acknowledges and agrees that the IPVs calculated and disseminated by Telekurs may be inaccurate or incomplete and are subject to error, delay or change. Telekurs will not be deemed in default or liable hereunder if, as a result of any causes or circumstances beyond Telekurs' reasonable control, there occurs a delay, interruption, or failure of (a) the calculation or delivery of the IPVs, or (b) any information or corrections relating thereto to Customer or its designees. So long as such delay, interruption or failure continues, Telekurs will use commercially reasonable efforts to eliminate such conditions and to keep Customer informed on a regular basis concerning the matters causing such delay, interruption or failure and the prospects for their termination.

     Section 6.4. Except for the indemnification obligations of each party as set forth below in Sections 6.5 and 6.6, and breaches of Section 9, neither party shall have any liability to the other party for any special, incidental, punitive, indirect, or consequential damages (including lost profits) arising from or relating to this Agreement, even if expressly notified of the possibility of such damages.

     Section 6.5. Customer shall defend, indemnify and hold Telekurs, its affiliates and each of their respective officers, directors, and employees harmless in respect of all losses, damages, costs, claims and expenses (including reasonable attorneys' fees) ("Losses") asserted against or incurred by Telekurs that arise out of any claim, action or proceeding which relates to:
(i) a material breach by Customer of any material obligation, term, condition, representation, warranty or covenant herein; or (ii) Customer's willful misconduct or gross negligence; provided, however, in no event shall Customer be liable for Losses which relate to or arise out of Telekurs' gross negligence or willful misconduct.

     Section 6.6. Telekurs shall defend, indemnify and hold Customer, its affiliates and each of their respective officers, directors, and employees harmless in respect of all Losses asserted against or incurred by Customer that arise out of any claim, action or proceeding which relates to: (i) a material breach by Telekurs of any material obligation, term, condition, representation, warranty or covenant herein; (ii) Telekurs' willful misconduct or gross negligence or (iii) any claim or action brought by any third-party alleging that the Calculation Services, violates or in any manner contravenes or breaches any patent, copyright, trademark, license or other property or proprietary right of any third-party; provided, however, in no event shall Telekurs be liable for Losses which relate to or arise out of Customer's gross negligence or willful misconduct.

SECTION 7. TERM.

        The term of this Agreement shall begin on the Effective Date and, subject to earlier termination pursuant to Section 8, continue for a period of three years from such date (the "Initial Term"). The term of this Agreement shall automatically renew for successive one-year periods (each, a "Renewal Term") unless either party elects not to renew by giving not less than 60 days' prior written notice to the other before the end of the Initial Term or Renewal Term, as applicable.

SECTION 8. TERMINATION.

     Section 8.1. In the event of a breach of this Agreement by a party, the non-breaching party, may terminate this Agreement by giving fourteen (14) days prior written notice to the breaching party and, if the breaching party has not corrected such breach within such fourteen day period, the Agreement may be terminated, at the option of the non-breaching party, at the end of such fourteen day period.

     Section 8.2. In addition, either party may terminate this Agreement if the other party becomes insolvent, files a petition in bankruptcy or such a petition is filed by any third party and is not favorably resolved within sixty (60) days, or if the other party has made an assignment for the benefit of creditors, or a receiver has been appointed for the other party.

     Section 8.3. Telekurs may elect, without prejudice to any other rights or remedies, to terminate this Agreement, with or without cause, upon ninety (90) days prior written notice to the Customer.

     Section 8.4. Notwithstanding any other provision of this Agreement, Customer may elect to terminate this Agreement as to any one Fund, with thirty
(30) days' prior written notice to Telekurs, should Customer elect to terminate the public offering of any Fund, in which case, the monthly fee for such Fund as provided in Schedule C hereto shall be prorated based upon the number of elapsed days in the calendar month of the applicable Initial Term or then current Renewal Term.

SECTION 9.       CONFIDENTIALITY.

        In the course of this Agreement, each of the parties may obtain or be given access to certain confidential or proprietary data, records, materials, information and trade secrets relating to the other party's business operations, strategic plans and other confidential matters ("Confidential Information"). Such Confidential Information, including the terms of this Agreement, is of a highly sensitive nature, representing special, valuable and unique commercial assets. Each party and its employees and agents will hold in strict confidence and trust all such Confidential Information of the other party. Each party will not disclose any of the Confidential Information or make it available to any person or entity or use it for its benefit or the benefit of any other person or entity, except as provided in this Agreement, or unless such Confidential Information was known by the party receiving it without any obligation of confidentiality prior to disclosure of such Confidential Information by the other party, or unless specific written authorization is received from the party whose Confidential Information is involved. Each party agrees not to make copies of any such Confidential Information except as required hereunder. Each party will not disclose the Confidential Information to any of its employees or agents, except those with a need to know and then, only to the extent required. No party shall have any obligations under this paragraph with respect to any information that: (a) is or becomes publicly known without breach of this or any other agreement; (b) is already known at the time of disclosure, free of restriction; (c) is rightfully received from a third party without restriction or breach of this Agreement; (d) is independently developed by such party without use of any Confidential Information of the other; or (e) is required to be disclosed to any governmental agency or is required by any subpoena or summons, order or judicial process; provided that the parties shall notify each other immediately of any such subpoena, summons, order or judicial process and will use reasonable efforts to avail themselves of all legally available confidentiality procedures to limit the scope, nature and extent of required disclosure and impose confidentiality obligations as permitted by law or regulation upon those to whom any Confidential Information is disclosed.

SECTION 10. THIRD PARTY FEES.

        As of the Effective Date of this Agreement, and to the best of Telekurs' knowledge, no additional fees will be levied upon Telekurs or Customer for use of the third-party (e.g., exchange) data that are used as inputs to the IPV calculations contemplated hereunder.

        In the event that this data usage does become subject to additional approvals and/or fees in the future, Customer and Telekurs shall evaluate each such situation and reach mutual agreement on how the additional costs shall be borne. Client and Telekurs expressly agree in this situation that the mutual agreement must be reasonable and make good business sense for both parties.

SECTION 11. THIRD PARTY SERVICE LEVELS.

        In the event that the future Customer IPVs require real-time pricing inputs from an exchange or other third-party source that Telekurs does not provide in real-time, Customer and Telekurs shall discuss the implications of acquiring to upgrading such data source to real-time. The goal of each such discussion will be to evaluate each situation and reach mutual agreement on how to proceed. Customer and Telekurs expressly agree in this situation that the mutual agreement must be reasonable and make good business sense for both parties.

SECTION 12.      NOTICE.

        All notices and other communications given or made pursuant hereto shall be in writing and shall be delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier or facsimile. Any such notice shall be deemed given when so delivered personally, or, if mailed, five days after the date of deposit in the United States mails, or, if sent by overnight courier, on the next business day following deposit with such courier or, if sent via facsimile transmission, on the day of transmission provided written confirmation of receipt is obtained promptly after transmission, to the parties at the following addresses:

               Telekurs:                    Telekurs (USA) Inc.
                                            Attention:  President
                                            River Bend Center
                                            One Omega Drive
                                            Building 3
                                            Stamford, CT  06907
                                            Telephone:  203.353.8100
                                            Facsimile:  203.967.2961

               Customer:                    First Trust Advisors L.P.
                                            Attn:  General Counsel
                                            1001 Warrenville Road, Suite 300
                                            Lisle, IL  60532
                                            Telephone:  (630) 241-8798
                                            Facsimile:  (630) 241-8650

SECTION 13. NO RELATIONSHIP.

        This Agreement does not create a partnership, joint venture or agency relationship between the parties. Neither party shall have any power to obligate or bind the other party in any manner, whatsoever.

SECTION 14.      WAIVER.

        No waiver by either party of a breach or a default under this Agreement shall be deemed a waiver by such party of a subsequent breach or default of a like or similar nature, and resort by either party to any remedy shall not be construed as a waiver by such party of its right to resort to any other remedies.

SECTION 15.      SEVERABILITY.

        If any one or more of the provisions contained in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms and commercial effect to such invalid or unenforceable provision as may be possible and be valid and enforceable.

SECTION 16. COMPLETE AGREEMENT; MODIFICATIONS OR WAIVERS; FORM; COUNTERPARTS.

        This Agreement, together with any schedules and exhibits, is the complete and exclusive statement of the agreements between the parties with respect to the subject matter hereof and supersedes any oral or written communications or representations or agreements relating thereto. No changes, modifications or waivers regarding this Agreement shall be binding unless in writing and signed by the parties hereto. This Agreement, including any modifications, waivers or notifications relating thereto, may be executed and delivered by facsimile or electronic mail. Any such facsimile or electronic mail transmission shall constitute the final agreement of the parties and conclusive proof of such agreement. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart (including any facsimile thereof) shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument.

SECTION 17.      SURVIVAL.

        Sections 2, 3, 6 and 9 shall survive the termination of this Agreement.

SECTION 18.      MISCELLANEOUS.

    Section 18.1. The captions used in this Agreement are inserted only for convenience of reference. Such captions shall not be deemed to govern, limit, modify or in any manner affect the scope, meaning or intent of the provisions of this Agreement, nor shall such captions otherwise be given any legal effect.

    Section 18.2. Words importing the singular number only shall include the plural and vice versa, and words importing persons shall include firms and corporations and vice versa.

    Section 18.3. This Agreement shall bind and inure to the benefit of each party's successors and permitted assigns. Neither party may assign any of its rights or obligations under this Agreement (by operation of law or otherwise) without the prior written consent of the other party, except that Telekurs may, upon written notice to Customer, assign this Agreement to an affiliate without obtaining consent.

    Section 18.4. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the United States and the State of New York, without giving effect to conflicts of law principles thereof.

        IN WITNESS WHEREOF the parties have executed this Agreement as of the date first set forth above.

                               TELEKURS (USA) INC.



                                By:        /s/ Barry S. Raskin
                                    ___________________________________________

                                   Name:       Barry S. Raskin
                                         ______________________________________

                                   Title:      President
                                         ______________________________________

                                   Date:       08/28/07
                                         ______________________________________



                                By:        /s/ Michael J. Stisi
                                    ___________________________________________

                                   Name:       Michael J. Stisi
                                         ______________________________________

                                   Title:      CFO
                                         ______________________________________

                                   Date:       08/28/07
                                         ______________________________________


                                FIRST TRUST ADVISORS L.P.



                                By:            /s/ James A. Bowen
                                    ___________________________________________

                                   Name:           James A. Bowen
                                          _____________________________________

                                   Title:          President
                                          _____________________________________

                                   Date:           8/28/07
                                          _____________________________________

                                   SCHEDULE A

                           LIST OF FUNDS AND EXCHANGES

FUND NAME (SYMBOL)         SECURITIES EXCHANGES       DATE OF SERVICE       HOURS

First Trust FTSE           American Stock Exchange    August 30, 2007       9:00AM - 4:15PM
EPRA/NAREIT Global Real                                                         Eastern
Estate Index Fund

First Trust DJ STOXX(R)    American Stock Exchange    August 30, 2007       9:00AM - 4:15PM
Select Dividend 30 Index                                                        Eastern
Fund

                                   SCHEDULE B

IPV CALCULATION SERVICE DESCRIPTION:

Telekurs will provide Customer with a complete service to calculate and publish IPVs for Customer's Funds. Elements of this service include,

   o    IPV Calculation
        o IPVs are calculated in a neutral manner not influenced by events in the financial markets.
        o IPVs are calculated independently from the origin of the underlying index, which permits Telekurs to calculate the IPV of any fund regardless of its underlying origin.
        o Customer will provide the basket composition and weighting of its fund(s) on a daily basis.
        o The IPV is calculated every 15 seconds from 9:00 A.M. through 4:15 P.M. New York time, and the result is published to MDFstream, Telekurs' global streaming market data feed.
        o Telekurs will provide the market data required as inputs to the calculation.
            o Telekurs sources market data from over 200 global exchanges and hundreds of third party contributors. Telekurs believes that real-time pricing coverage is appropriate to Customer's needs with regard to the IPV inputs contemplated as of the effective date of this Agreement. For securities that are denominated in foreign currencies, Telekurs will apply current exchange rates derived from appropriate sources to convert values to U.S. dollars.
        o The actual IPV calculation will be performed by Telekurs' sister company, Rolotec AG.
   o    Supported fund types (as of July 2007):
        o   Equity-based basket funds
        o   Fixed income basket funds
        o Factor-based funds (e.g., those where the fund price is determined by multiplying an index times a factor).
   o    Infrastructure
        o The infrastructure to perform the IPV calculation is the responsibility of Telekurs and/or Rolotec AG.
        o Telekurs maintains separate, redundant data centers to ensure high availability of MDFstream.
        o Exchange Connectivity. Telekurs maintains the connectivity and functionality necessary to deliver the IPV calculations to one of the following exchanges for dissemination via normal professional distribution channels:
            o   American Stock Exchange
            o   Euronext

            o   Swiss Stock Exchange/SWX
            o   Virt-X
            o   Xetra
            o If Telekurs is providing the IPVs to the American Stock Exchange("Amex"), Telekurs will provide the IPVs in accordance with the current specifications of the Amex Index Feed. The Amex Index Feed is a service provided by the Amex to approved index calculation providers who want to publish customized index data to the Amex. Telekurs must calculate and disseminate the data to Amex according to the Amex Index Feed standard interface specifications for all external index sources of Amex. The format of the Amex Index Feed is a simplified version of the Financial Information Exchange (FIX) protocol. The data must be disseminated to Amex via TCP/IP. The connection is expected to be up during market hours. All connections will be initiated by Telekurs.

                                       -12-

                                   SCHEDULE C

                                      FEES

One-time set up fee for times in Schedule A     $  30,000

ETF Pricing, funds 1-10 (each)                  $   2,000          Monthly

ETF Pricing, funds 11-20 (each)                 $   1,500          Monthly

ETF Pricing, funds 21+ (each)                   $   1,250          Monthly

        Customer will be billed for the one-time set up fee upon execution of the Agreement. Customer will be billed for the above monthly fees on a monthly basis in arrears. If the Agreement is executed during the middle of a month, then the Customer will be billed on a prorated basis for the remainder of the applicable month.

        All fees will be due and payable within thirty (30) business days of the invoice date.